                                                                    Exhibit 12.1

               STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                             (MILLIONS OF DOLLARS)

                                                                   THREE MONTHS
                                                                       ENDED
                                                                     MARCH 31,                  YEAR ENDED DECEMBER 31,
                                                                   ------------   -----------------------------------------------
                                                                       2002         2001       2000      1999       1998     1997
                                                                      -----        -----     ------     -----      -----    -----
Income (loss) from continuing operations before income taxes...       $ (73)       $(221)    $  693     $(104)     $  89    $ 456
Fixed charges:
  Interest expense, gross......................................         153          495        627       717        385      103
  Portion of rentals representative of interest................          10           44         46        53         35       19
                                                                      -----        -----     ------     -----      -----    -----
     Total fixed charges before capitalized interest...........         163          539        673       770        420      122
  Capitalized interest.........................................           2            3         --        --         --        5
                                                                      -----        -----     ------     -----      -----    -----
     Total fixed charges including capitalized interest........         165          542        673       770        420      127
                                                                      -----        -----     ------     -----      -----    -----
Earnings before fixed charges..................................       $  90        $ 318     $1,366     $ 666      $ 509    $ 578
Ratio of earnings to fixed charges(a)..........................          --           --        2.0        --        1.2      4.6
                                                                      =====        =====     ======     =====      =====    =====

(a) For the three months ended March 31, 2002 and for the years ended December 31, 2001 and 1999, earnings were insufficient to cover fixed charges by $75 million, $224 million and $104 million, respectively.